UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 30, 2009

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2009, Integrated Device Technology, Inc., a Delaware corporation (“IDT”), and NetLogic Microsystems, Inc., a Delaware corporation (“NetLogic”), entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which NetLogic agreed to acquire certain assets related to IDT’s network search engine business (the “Search Engine Assets”). Upon the terms and subject to the conditions of the Agreement, as consideration for the Search Engine Assets, NetLogic will (i) pay to IDT approximately $100 million, which includes inventory currently estimated at $10 million and subject to adjustment, on the closing date and (ii) assume specified liabilities related to the Search Engine Assets. At the closing of the transaction (the “Closing”), NetLogic, at its option and subject to certain conditions, may pay the entire purchase price in cash or pay approximately $70 million less the cost of inventory in cash and issue to IDT a $30 million secured promissory note payable in two equal installments on the first and second anniversaries of the closing date.

The Agreement includes customary representations, warranties and covenants of IDT and NetLogic. IDT has agreed to operate its business relating to the Search Engine Assets in the ordinary course until the Closing and has agreed not to solicit proposals or enter into discussions with third parties regarding the sale of IDT’s Search Engine Assets. Each of IDT and NetLogic have agreed not to solicit certain employees of the other party for a period of twelve months following the Closing.

Consummation of the transaction is subject to the satisfaction of customary closing conditions, including, among other matters, (i) execution and delivery of specified ancillary agreements, (ii) accuracy of the representations and warranties and compliance with the covenants set forth in the Agreement, each in all material respects, (iii) receipt of certain legally required regulatory approvals, (iv) absence of any material adverse change with respect to IDT’s Search Engine Assets and (v) the preparation and delivery to NetLogic of certain audited financial statements related to the Search Engine Assets. Either party may terminate the Agreement, subject to certain exceptions, in the event of an uncured material breach by the other party, or if the Closing has not occurred by specified dates.

Upon the Closing, IDT and NetLogic will enter into an Intellectual Property Cross-License Agreement (the “Cross-License Agreement”) pursuant to which IDT will grant to NetLogic a license to use certain of IDT’s retained technology assets in connection with the Search Engine Assets in certain fields of use. In addition, NetLogic will grant back to IDT a license to use certain of the technology assets included in the Search Engine Assets in certain fields of use. The licenses granted in the Cross-License Agreement will be royalty-free and irrevocable.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The Agreement, which has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about IDT or NetLogic, contains representations and warranties of each of IDT and NetLogic. The assertions embodied in those representations and warranties were made for purposes of the Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of a specific date and are modified in important part by the underlying disclosure schedules. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in IDT’s or NetLogic’s public disclosures

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

2.1	Asset Purchase Agreement, dated as of April 30, 2009, by and between Integrated Device Technology, Inc. and NetLogic Microsystems, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated as of May 6, 2009

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Richard D. Crowley, Jr.
	Name:	Richard D. Crowley, Jr.
	Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of April 30, 2009, by and between Integrated Device Technology, Inc. and NetLogic Microsystems, Inc.